SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C. 20549-1004

                                  FORM 8-K/A

                                  AMENDMENT
                                      TO
                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

           Date of Report (Date of earliest event reported)
                  March 31, 2005 (December 31, 2004)

                              NORTHEAST UTILITIES
                             --------------------
            (Exact name of registrant as specified in its charter)

            MASSACHUSETTS           1-5324           04-2147929
       ---------------------    -------------      ---------------
(State or other jurisdiction    (Commission       (I.R.S. Employer
      of organization)          File Number)    Identification No.)

                     ONE FEDERAL STREET, BUILDING 111-4,
                  SPRINGFIELD  MASSACHUSETTS       01105
       -----------------------------------------------------------------
             (Address of principal executive offices)  (Zip Code)

                                (413) 785-5871
             (Registrant's telephone number, including area code)

                                Not Applicable
                                --------------
         (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17
      CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
      CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the
      Exchange Act (17 CFR 240.14d- 2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS

ITEM 1.01 - ENTRY INTO A MATERIAL DEFINITIVE CONTRACT

On March 31, 2005, Northeast Utilities entered into an employment agreement with David R. McHale, its Senior Vice President and Chief Financial Officer. The appointment of Mr. McHale to the position of Senior Vice President and Chief Financial Officer as of December 31, 2004 was disclosed pursuant to Item
5.02 in a Form 8-K filed January 5, 2005. A description of the terms and conditions of Mr. McHale's employment agreement with Northeast Utilities was not available at that time and is provided in this Amendment to that Form 8-K under Item 5.02 below.

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

(c) On March 31, 2005, Northeast Utilities (the "Company") entered into an employment agreement with David R. McHale, the Company's Senior Vice President and Chief Financial Officer. The term of employment under the employment agreement has an effective term of March 31, 2005 through December 31, 2006, unless terminated prior to such date in accordance with the employment agreement, and is automatically renewed for successive one-year terms unless prior notice of non-renewal is given in accordance with the employment agreement.

The employment agreement provides for an annual base salary of not less than $275,000, which base salary is to be reviewed annually by the Company for adjustment. Mr. McHale is entitled to participate in the retirement plans and welfare benefit plans generally made available to the Company's senior level executives, including the Company's Supplemental Executive Retirement Plan for Officers (the "Supplemental Plan"), both as to the Make-Whole Benefit and the Target Benefit.

Mr. McHale is also entitled to participate in any short-term incentive compensation programs established by the Company for its senior level executives generally, with Mr. McHale's "target opportunity" and "maximum opportunity" under any such program to be equal to at least 65% and 130%, respectively, of his base salary, and in any long-term incentive compensation programs established by the Company for its senior level executives generally, with his "target opportunity" and "maximum opportunity" under any such program to be equal to at least 150% and 300%, respectively, of his base salary.

In addition, the employment agreement includes a covenant limiting Mr. McHale's ability to compete with the Company within the Company's "service area," as defined, for a period of two years after his termination of employment for any reason.

The employment agreement contains change of control provisions which provide that upon involuntary termination after a Change in Control, as defined, and upon executing a covenant not to sue, Mr. McHale is eligible to receive (a) a cash payment of three-times annual salary plus short-term incentives at target,
(b) employee benefits coverage for three years, (c) vesting of senior officer pension benefits calculated with the addition of three years of age and service, (d) vesting of all stock options with 36 months after termination to exercise, (e) retiree health benefits if the addition of three years of age and service would otherwise make Mr. McHale eligible for such benefits, and (f) a gross-up payment to compensate for the excise tax, if any, imposed under
Section 4999 of the Internal Revenue Code.

Under the employment agreement, upon termination without cause and not upon a change in control, or upon non-renewal of the employment agreement, and upon executing a covenant not to sue, the employment agreement provides that Mr. McHale would be eligible to receive (a) a cash payment of two-times annual salary plus short-term incentives at target, (b) employee benefits coverage for two years, (c) vesting of senior officer pension benefits calculated with the addition of two years of age and service, and (d) vesting of all stock options with 36 months after termination to exercise.

Mr. McHale has the right to terminate his employment under the employment agreement, subject to the confidentiality and non-compete covenants of the agreement, upon thirty days' notice to the Company. In the event of a termination for cause, all payments under the employment agreement would cease, except for the amount of base salary already accrued, and no Target Benefit would be due under the Supplemental Plan, but Mr. McHale would remain entitled to the Make-Whole Benefit under the Supplemental Plan and any other benefits in accordance with the terms of any applicable plans and programs of the Company.



                          [SIGNATURE PAGE TO FOLLOW]

                                   SIGNATURE

      Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                        NORTHEAST UTILITIES
                       (Registrant)


                        By:  /s/ Gregory B. Butler
                                 Name:  Gregory B. Butler
                                 Title: Senior Vice President, Secretary
                                    and General Counsel

Date: April 6, 2005